Exhibit 99.1


Company Contact:                                     Media Contact:
Dianne Will                                          Digs Majumder
Hemispherx Biopharma, Inc.                           Neale-May & Partners
518-398-6222                                         212.213.5400 x 206
ir@hemispherx.net                                    digs@nealemay.com


   Hemispherx Biopharma, Inc. Announces Delay in Filing Its Form 10-K for the
                      Fiscal Year Ended December 31, 2005

Philadelphia, PA., April 3, 2006 - Hemispherx Biopharma, Inc. (AMEX: HEB) (the "Company") announced today that it would not be filing its annual report on Form 10-K for the fiscal year ended December 31, 2005, on March 31, 2006, the extended due date.

During the preparation of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005, after discussions with the audit committee and BDO Seidman, LLP, the Company's Independent Registered Public Accounting Firm, and after doing additional analysis on guidelines set forth in EITF 00-27:
Application of Issue No. 98-5 to Certain Convertible Instruments, it was determined that an incorrect accounting principle was applied to certain
Debentures and Warrants issued between March 2003 and August 2005, which impacted the Company's financial statements between March 2003 and September 2005, specifically, the initial recording of the embedded conversion feature of the Debentures and the related fair value of related warrants as well as certain Debenture and Warrant price resets.

All of the above issues relate to accounting for convertible debt, additional paid-in capital and related non-cash financing charges. These non-cash charges do not affect the Company's revenues, cash flows from past or future operations, or its liquidity.

After discussions with the audit committee and BDO Seidman, LLP, the Company's Independent Registered Public Accounting Firm, the Audit Committee agreed with management's recommendations and concluded that the previously issued financial statements included in the Forms 10-Q and Forms 10-K for the periods ended from March 31, 2003 to December 31, 2005, should not be relied upon.

The Company has filed its Form 10-K for the year ended December 31, 2005 (the "Report") without audited financial statements. The anticipated restatements of the Company's financial statements for the years ended December 31, 2003 and 2004 are contained therein. As audited financial statements are not contained in the Report, the Report does not satisfy all requirements under the Securities Exchange Act and, therefore, is deficient. Based on representations from BDO Seidman, LLP, the Company anticipates that it will file an amendment to the Report containing audited financial statements within the next 30 days, and file its Forms 10-Q for the quarters ended March 31, 2005 and 2004, June 30, 2005 and 2004, and September 30, 2005 and 2004 as soon as practicable thereafter.
                                     -more-


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About Hemispherx Biopharma
Hemispherx Biopharma, based in Philadelphia, is a biopharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of viral and immune-based chronic disorders. Hemispherx Biopharma's flagship products include Alferon(R) and the experimental immunotherapeutics/antivirals Ampligen(R) and Oragens(TM). Alferon(R) is approved for a category of STD infection, and Ampligen(R) and Oragens(TM) represent experimental nucleic acids being developed for globally important viral diseases and disorders of the immune system. Hemispherx's platform technology includes large and small agent components for potential treatment of various chronic viral infections. Hemispherx has in excess of 140 patents comprising its core intellectual property estate, a fully commercialized product (Alferon(R) N) and GMP certified manufacturing facilities for its novel pharma products. For more information please visit www.hemispherx.net


Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the company (including Ampligen(R), Alferon(R) LDO and Oragens) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon(R) do not imply that the product will ever be specifically approved commercially for these other treatment indications.